Exhibit 28(e)

FORM OF DISTRIBUTION AGREEMENT

THIS AGREEMENT is made and entered into as of this          day of March, 2010, by and between DOUBLELINE FUNDS TRUST, a Delaware statutory trust (the “Trust”) and QUASAR DISTRIBUTORS, LLC, a Delaware limited liability company (the “Distributor”). DOUBLELINE CAPITAL LP, a Delaware limited partnership and the investment adviser to the Trust (the “Adviser”) shall be a party hereto solely with respect to Section 5 hereof.

WHEREAS, the Trust is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end management investment company, and is authorized to issue shares of beneficial interest (“Shares”) in separate series, with each such series representing interests in a separate portfolio of securities and other assets;

WHEREAS, the Distributor is registered as a broker-dealer under the Securities Exchange Act of 1934, as amended (the “1934 Act”), and is a member of the Financial Industry Regulatory Authority (“FINRA”);

WHEREAS, the Trust desires to retain the Distributor as principal underwriter in connection with the offer and sale of the Shares of each series of the Trust listed on Exhibit A hereto (as amended from time to time) (each a “Fund” and collectively, the “Funds”); and

WHEREAS, this Agreement has been approved by a vote of the Trust’s board of trustees (“Board of Trustees” or the “Board”), including its disinterested trustees voting separately, in conformity with Section 15(b) and Section 15(c) of the 1940 Act.

NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1. Appointment of Quasar as Distributor

The Trust hereby appoints the Distributor as its agent for the sale and distribution of Shares of the Fund in jurisdictions wherein the Shares may be legally offered for sale, on the terms and conditions set forth in this Agreement, and the Distributor hereby accepts such appointment and agrees to perform the services and duties set forth in this Agreement. The services and duties of the Distributor shall be confined to those matters expressly set forth herein, and no implied duties are assumed by or may be asserted against the Distributor hereunder.

2. Services and Duties of the Distributor

A.

The Distributor agrees to sell Shares on a best efforts basis as agent for the Trust upon the terms and at the current offering price (plus sales charge, if any) described in the Prospectus. As used in this Agreement, the term “Prospectus” shall mean the current prospectus or summary prospectus, including the statement of additional information, as they may be amended or supplemented, relating to the Fund and included in the currently effective registration statement (the “Registration Statement”) of the Trust filed under the Securities Act of 1933, as amended (the “1933 Act”) and the 1940 Act. The Trust shall in all cases receive the net asset value per Share on all sales. If a sales charge is in effect, the Distributor shall remit the sales charge (or portion thereof) to broker-dealers who have sold Shares, as described in Section 2(G), below.

B.	Subject to the terms hereof, during the continuous public offering of Shares, the Distributor will hold itself available to receive orders, satisfactory to the Distributor, for the purchase of Shares and will accept such orders on behalf of the Trust. Such purchase orders shall be deemed effective at the time and in the manner set forth in the Prospectus.

C.	The Distributor, with the operational assistance of the Trust’s transfer agent, shall make Shares available for sale and redemption through the National Securities Clearing Corporation’s Fund/SERV System.

D.	The Distributor acknowledges and agrees that it is not authorized to, and agrees that it will not, provide any information or make any representations other than as contained in the Prospectus and any sales literature specifically approved by the Trust’s officers.

E.	The Distributor agrees to cooperate with the Trust or its agent in the development of all proposed advertisements and sales literature relating to the Fund. The Distributor agrees to review all proposed advertisements and sales literature for compliance with applicable laws and regulations, and shall file with appropriate regulators those advertisements and sales literature it believes are in compliance with such laws and regulations. If the Distributor believes any such advertisements and sales literature are not in compliance with applicable laws and regulations, it will promptly provide notice to the Trust of the reasons thereof. The Distributor agrees to furnish to the Trust any comments provided by regulators with respect to such materials and to use its best efforts to obtain the approval of the regulators to such materials. Fees for regulatory filings are set forth in Exhibit B.

F.	The Distributor, at its sole discretion, may repurchase Shares offered for sale by shareholders of the Fund. Repurchase of Shares by the Distributor shall be at the price determined in accordance with, and in the manner set forth in, the Prospectus. At the end of each business day, the Distributor shall notify the Trust and its transfer agent, by any agreed upon means, of the orders for repurchase of Shares received by the Distributor since the last report, the amount to be paid for such Shares and the identity of the shareholders offering Shares for repurchase. The Trust reserves the right to suspend such repurchase right upon written notice to the Distributor. The Distributor further agrees to act as agent for the Trust to receive and transmit promptly to the Trust’s transfer agent, shareholder requests for redemption of Shares.

G.

The Distributor may enter into agreements with such qualified broker-dealers as the Trust shall select, in order that such broker-dealers also may sell Shares of the Fund. The form of any dealer agreement shall be in the form attached as Exhibit C to this Agreement or in such other form as may be approved by the Trust from time to time (the “Dealer Agreement”). The terms of any Dealer Agreement that Distributor enters into will require the broker-dealer to conform to the provisions of the Registration Statement and all applicable rules and regulations relating to the sale of Shares. The Distributor shall be responsible for ensuring that each broker-dealer that sells Shares pursuant to a Dealer Agreement is appropriately qualified to transact business under applicable laws, rules and regulations. To the extent there is a sales charge in effect, the Distributor shall pay the applicable sales charge (or portion thereof), or allow a discount, to the selling broker-dealer, as described in the Prospectus. In no event will any applicable sales charge or discount exceed the limitations on permissible sales loads imposed by Section 22(b) of the 1940 Act or Rule 2830(d) of the Conduct Rules of FINRA, as either or both may be amended from time to time. The Distributor will not direct remuneration from commissions paid by the Trust for portfolio securities transactions to a broker or dealer for promoting or selling Shares.

H.	The Distributor shall devote its best efforts to effect sales of Shares of the Fund but shall not be obligated to sell any certain number of Shares.

I.	The Distributor shall prepare reports for the Board regarding its activities under this Agreement as from time to time shall be reasonably requested by the Board (and in any event, on at least a quarterly basis), including reports regarding the use of any payments received by the Distributor, or other parties contractually entitled to receive payments, out of the Trust’s Distribution Plan under Rule 12b-1 of the 1940 Act (the “Distribution Plan”). The Distributor agrees to provide annually such information requested by the Trust or its counsel in order for the Board of Trustees to make an informed determination in accordance with Rule 12b-1 under the 1940 Act as to whether the Distribution Plan should be implemented or continued with respect to any or all Funds or classes thereof.

J.	The Distributor agrees to advise the Trust promptly in writing of the initiation of any proceedings against it by the SEC or its staff, FINRA or any state regulatory authority.

K.	The Distributor shall monitor amounts paid under the Distribution Plan and pursuant to sales loads to ensure compliance with applicable FINRA rules.

L.	The Distributor shall act as the Distribution Coordinator under the Distribution Plan, unless a different Distribution Coordinator is designated by the Trust. As the Distribution Coordinator, the Distributor may retain, or may pay to any other person (including the Adviser), compensation from 12b-1 fees for services or other activities that are primarily intended to result in the sale of Shares, or reimbursement for expenses incurred in connection with services or other activities that are primarily intended to result in the sale of Shares, including, but not limited to, advertising, compensation to underwriters, dealers and selling personnel, the printing and mailing of prospectuses to other than current Fund shareholders, and the printing and mailing of sales literature.

3. Representations and Covenants of the Trust

A.	The Trust hereby represents and warrants to the Distributor, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

(1)	It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

(2)	This Agreement has been duly authorized, executed and delivered by the Trust in accordance with all requisite action and constitutes a valid and legally binding obligation of the Trust, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties;

(3)	It is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, bylaws or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement;

(4)	All Shares to be sold by it, including those offered under this Agreement, are validly authorized and, when issued in accordance with the description in the Prospectus, will be fully paid and nonassessable;

(5)	The Registration Statement, and Prospectus included therein, have been prepared in conformity with the requirements of the 1933 Act and the 1940 Act and the rules and regulations thereunder; and

(6)	The Registration Statement (at the time of its effectiveness) and any advertisements and sales literature prepared by the Trust or its agent (excluding statements relating to the Distributor and the services it provides that are based upon information furnished by or on behalf of the Distributor expressly for inclusion therein) shall not contain any untrue statement of material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, and all written information furnished to the Distributor pursuant to this Agreement shall be true and correct in all material respects.

B.

The Trust, or its agent, shall take or cause to be taken, all necessary action to register Shares of the Fund under the 1933 Act, qualify such Shares for sale in such states as the Trust shall approve, and maintain an effective Registration Statement for such Shares in order to permit the sale of Shares as herein contemplated. The Trust authorizes the Distributor to use the Prospectus, in the form furnished to the Distributor from time to time, in connection with the sale of Shares.

C.	The Trust agrees to advise the Distributor promptly in writing:

(i) of any material correspondence or other communication by the Securities and Exchange Commission (the “SEC”) or its staff relating to the registration or qualification of the Trust, a Fund or the Shares thereof, or rights to offer such Shares for sale, including requests by the SEC for amendments to the Registration Statement or Prospectus;

(ii) in the event of the issuance by the SEC of any stop-order suspending the effectiveness of the Registration Statement then in effect or the initiation of any proceeding for that purpose;

(iii) of the happening of any event which makes untrue any statement of a material fact made in the Prospectus or which requires the making of a change in such Prospectus in order to make the statements therein not misleading;

(iv) of all actions taken by the SEC with respect to any amendments to any Registration Statement or Prospectus, which may from time to time be filed with the SEC; and

(v) in the event that it determines to suspend the sale of Shares at any time for any reason deemed adequate by it, or in the event that it determines to suspend the redemption of Shares at any time as permitted by the 1940 Act or the rules of the SEC, including any and all applicable interpretations of such by the staff of the SEC.

D.	The Trust shall notify the Distributor in writing of the states in which the Shares may be sold and shall notify the Distributor in writing of any changes to such information.

E.	The Trust agrees to file from time to time such amendments to its Registration Statement and Prospectus as may be necessary in order that its Registration Statement and Prospectus will not contain any untrue statement of material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

F.

The Trust shall cooperate in the efforts of the Distributor to sell and arrange for the sale of Shares and shall make available to the Distributor through its agents a statement of each computation of net asset value. In addition, the Trust shall provide to the Distributor, from time to time, copies of such information that the Distributor may reasonably request for use in connection with the distribution of Shares, including without limitation, certified copies of any financial statements prepared for the Trust by its independent public accountants and such reasonable number of copies of the Prospectus and annual and interim reports to shareholders as the Distributor may request. The Trust shall forward a copy of any SEC filings, including the Registration Statement, to the Distributor within one business day of any such filings. The Trust represents that it will not use or authorize the use of any advertising or sales material unless and until such materials have been approved and authorized for use by the Distributor, which approval may not be unreasonably withheld. Nothing in this Agreement shall require the sharing or provision of materials protected by privilege or limitation of disclosure, including any applicable attorney-client privilege or trade secret materials.

G.	The Trust has reviewed and is familiar with the provisions of FINRA Rule 2830(k) prohibiting directed brokerage. In addition, the Trust agrees not to enter into any agreement (whether orally or in writing) under which the Trust directs or is expected to direct its brokerage transactions (or any commission, markup or other payment from such transactions) to a broker or dealer for the promotion or sale of Fund Shares or the shares of any other investment company. In the event the Trust fails to comply with the provisions of FINRA Rule 2830(k), the Trust shall promptly notify the Distributor.

4. Additional Representations and Covenants of the Distributor

The Distributor hereby represents, warrants and covenants to the Trust, which representations, warranties and covenants shall be deemed to be continuing throughout the term of this Agreement, that:

(1)	It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

(2)	This Agreement has been duly authorized, executed and delivered by the Distributor in accordance with all requisite action and constitutes a valid and legally binding obligation of the Distributor, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties;

(3)	It is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, bylaws or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement;

(4)	It is registered as a broker-dealer under the 1934 Act and is a member in good standing of FINRA;

(5)	It: (i) has adopted an anti-money laundering compliance program (“AML Program”) that satisfies the requirements of all applicable laws and regulations; (ii) undertakes to carry out its AML Program to the best of its ability; (iii) will promptly notify the Trust and the Adviser if an inspection by the appropriate regulatory authorities of its AML Program identifies any material deficiency; and (vi) will promptly remedy any material deficiency of which it learns; (vii) agrees to certify as to the ongoing existence and compliance of its AML Program on an annual basis; and

(6)	In connection with all matters relating to this Agreement, it will, and it will cause its managers, officers, employees, representatives and agents to, comply with the requirements of the 1933 Act, the 1934 Act, the 1940 Act, the regulations of FINRA and all other applicable federal or state laws and regulations; and

(7)	It has adopted and implemented written policies and procedures reasonably designed to prevent violation of the Federal Securities Laws within the meaning of Rule 38a-1 under the 1940 Act to the extent applicable to its services hereunder; and, in connection therewith, has delivered to the Chief Compliance Officer of the Trust the most recent versions of such policies and procedures.

5. Compensation

The Distributor shall be compensated for providing the services set forth in this Agreement in accordance with the fee schedule set forth on Exhibit B hereto (as amended from time to time). The Distributor shall also be compensated for such customary out-of-pocket expenses (e.g., telecommunication charges, postage and delivery charges, and reproduction charges) as are reasonably incurred by the Distributor in performing its duties hereunder. The Trust shall pay all such fees and reimbursable expenses within 30 calendar days following receipt of the billing notice, except for any fee or expense subject to a good faith dispute. The Trust shall notify the Distributor in writing within 30 calendar days following receipt of each invoice if the Trust is disputing any amounts in good faith. The Trust shall pay such disputed amounts within 10 calendar days of the day on which the parties agree to the amount to be paid. Notwithstanding anything to the contrary, amounts owed by the Trust to the Distributor shall only be paid out of the assets and property of the particular Fund involved. With respect to any Fund or class thereof, the fees and expenses hereunder shall be paid to Distributor by the Trust pursuant to the Distribution Plan applicable to such Fund or class. Any fees and expenses under this Section 5 not otherwise satisfied by the Distribution Plan shall be paid by the Adviser.

6. Expenses

A.

The Trust shall bear all costs and expenses in connection with the registration of its Shares with the SEC and its related compliance with state securities laws, as well as all costs and expenses in connection with the offering of the Shares and communications with shareholders, including but not limited to: (i) fees and disbursements of its counsel and independent public accountants; (ii) costs and expenses of the preparation, filing, printing and mailing of Registration Statements and Prospectuses, as well as related advertising and sales literature; (iii) costs and expenses of the preparation, printing and mailing of annual and interim reports, proxy materials and other communications to shareholders; and (iv) fees required in connection with the offer and sale of Shares in such jurisdictions as shall be selected by the Trust pursuant to Section 3(D) hereof.

B.	The Distributor shall bear the expenses of registration or qualification of the Distributor as a dealer or broker under federal or state laws and the expenses of continuing such registration or qualification. The Distributor does not assume responsibility for any expenses not expressly assumed hereunder.

7. Indemnification

A.	The Trust shall indemnify, defend and hold the Distributor and each of its managers, officers, employees, representatives and any person who controls the Distributor within the meaning of Section 15 of the 1933 Act (collectively, the “Distributor Indemnitees”), free and harmless from and against any and all claims, demands, losses, expenses and liabilities of any and every nature (including reasonable attorneys’ fees) (collectively, “Losses”) that the Distributor Indemnitees may sustain or incur or that may be asserted against a Distributor Indemnitee by any person arising out of or based upon (i) any untrue statement of a material fact contained in the Registration Statement or in any annual or interim report to shareholders, or in any advertisements or sales literature prepared by the Trust or its agents (“Trust Information”) or (ii) any omission to state in any Trust Information a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading or (iii) the Trust’s refusal or failure to comply with the terms of this Agreement or from its bad faith, negligence, or willful misconduct in the performance of its duties under this Agreement; provided, however, that the Trust’s obligation to indemnify the Distributor Indemnitees shall not be deemed to cover any Losses arising out of or based upon any untrue statement or omission in any Trust Information made in reliance upon and in conformity with information prepared by or on behalf of the Distributor Indemnities or their affiliates or otherwise furnished by or on behalf of the Distributor Indemnities or their affiliates to the Trust or its counsel for inclusion in such Trust Information. The Trust’s agreement to indemnify the Distributor Indemnitees is expressly conditioned upon the Trust being notified of such action or claim of loss brought against the Distributor Indemnitees within a reasonable time after the summons or other first legal process giving information of the nature of the claim shall have been served upon the Distributor Indemnitees, unless the failure to give notice does not prejudice the Trust; provided, that the failure so to notify the Trust of any such action shall not relieve the Trust from any liability which the Trust may have to the person against whom such action is brought by reason of any such untrue, statement or omission, otherwise than on account of the Trust’s indemnity agreement contained in this Section 7(A).

B.	The Trust shall be entitled to participate at its own expense in the defense, or if it so elects, to assume the defense of any suit brought to enforce any such Losses, but if the Trust elects to assume the defense, such defense shall be conducted by counsel chosen by the Trust and approved by the Distributor, which approval shall not be unreasonably withheld. In the event the Trust elects to assume the defense of any such suit and retain such counsel, the Distributor Indemnitees in such suit shall bear the fees and expenses of any additional counsel retained by them. If the Trust does not elect to assume the defense of any such suit, or in case the Distributor does not, in the exercise of reasonable judgment, approve of counsel chosen by the Trust, or if under prevailing law or legal codes of ethics, the same counsel cannot effectively represent the interests of both the Trust and the Distributor Indemnitees, the Trust will reimburse the Distributor Indemnitees for the reasonable fees and expenses of any counsel retained by them. The Trust’s indemnification agreement contained in Sections 7(A) and 7(B) herein shall remain operative and in full force and effect regardless of any investigation made by or on behalf of the Distributor Indemnitees and shall survive the delivery of any Shares and the termination of this Agreement. This agreement of indemnity will inure exclusively to the benefit of the Distributor Indemnitees and their successors. The Trust agrees promptly to notify the Distributor of the commencement of any litigation or proceedings against the Trust or any of its officers or trustees in connection with the offer and sale of any of the Shares.

C.	The Trust shall advance attorneys’ fees and other expenses incurred by any Distributor Indemnitee in defending any claim, demand, action or suit which is the subject of a claim for indemnification pursuant to this Section 7 to the maximum extent permissible under applicable law.

D.

The Distributor shall indemnify, defend and hold the Funds, the Trust and each of its trustees, officers, employees, representatives and any person who controls the Trust within the meaning of Section 15 of the 1933 Act (collectively, the “Trust Indemnitees”), free and harmless from and against any and all Losses that the Trust Indemnitees may sustain or incur or that may be asserted against a Trust Indemnitee by any person arising out of or based upon (i) any untrue statement of a material fact contained in any Trust Information, (ii) any omission to state in any Trust Information a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading or (iii) the Distributor’s refusal or failure to comply with the terms of this Agreement or from its bad faith, negligence, or willful misconduct in the performance of its duties under this Agreement; provided, however, that with respect to clauses (i) and (ii), above, the Distributor’s obligation to indemnify the Trust Indemnitees shall be limited to Losses arising out of or based upon any untrue statement or omission in any Trust Information made in reliance upon and in conformity with information prepared by or on behalf of the Distributor Indemnities or their affiliates or otherwise furnished by or on behalf of the Distributor Indemnities or their affiliates to the Trust or its counsel for inclusion in such Trust Information. The Distributor’s agreement to indemnify the Trust Indemnitees is expressly conditioned upon the Distributor being notified of any action or claim of loss brought against the Trust Indemnitees within a reasonable time after the summons or other first legal process giving information of the nature of the claim shall have been served upon the Trust Indemnitees, unless the failure to give notice does not prejudice the Distributor; provided, that the failure so to notify the Distributor of any such action shall not relieve the Distributor from any liability which the Distributor may have to the person against whom such action is brought by reason of any such untrue statement or omission, otherwise than on account of the Distributor’s indemnity agreement contained in this Section 7(D).

E.	The Distributor shall be entitled to participate at its own expense in the defense, or if it so elects, to assume the defense of any suit brought to enforce any such Losses, but if the Distributor elects to assume the defense, such defense shall be conducted by counsel chosen by the Distributor and approved by the Trust, which approval shall not be unreasonably withheld. In the event the Distributor elects to assume the defense of any such suit and retain such counsel, the Trust Indemnitees in such suit shall bear the fees and expenses of any additional counsel retained by them. If the Distributor does not elect to assume the defense of any such suit, or in case the Trust does not, in the exercise of reasonable judgment, approve of counsel chosen by the Distributor, or if under prevailing law or legal codes of ethics, the same counsel cannot effectively represent the interests of both the Trust Indemnitees and the Distributor, the Distributor will reimburse the Trust Indemnitees for the reasonable fees and expenses of any counsel retained by them. The Distributor’s indemnification agreement contained in Sections 7(D) and 7(E) herein shall remain operative and in full force and effect regardless of any investigation made by or on behalf of the Trust Indemnitees and shall survive the delivery of any Shares and the termination of this Agreement. This agreement of indemnity will inure exclusively to the benefit of the Trust Indemnitees and their successors. The Distributor agrees promptly to notify the Trust of the commencement of any litigation or proceedings against the Distributor or any of its officers or directors in connection with the offer and sale of any of the Shares.

F.	The Distributor shall advance attorneys’ fees and other expenses incurred by any Trust Indemnitee in defending any claim, demand, action or suit which is the subject of a claim for indemnification pursuant to this Section 7 to the maximum extent permissible under applicable law.

G.	No party to this Agreement shall be liable to the other parties for consequential, special or punitive damages under any provision of this Agreement.

H.	No person shall be obligated to provide indemnification under this Section 7 if such indemnification would be impermissible under the 1940 Act, the 1933 Act, the 1934 Act or the rules of FINRA; provided, however, in such event indemnification shall be provided under this Section 7 to the maximum extent so permissible.

8. Proprietary and Confidential Information

The Distributor agrees on behalf of itself and its managers, officers, and employees to treat confidentially and as proprietary information of the Trust, all records and other information relative to the Trust and prior, present or potential shareholders of the Trust (and clients of said shareholders), and not to use such records and information for any purpose other than the performance of its responsibilities and duties hereunder, except (i) after prior notification to and approval in writing by the Trust, which approval may not be withheld where the Distributor may be exposed to civil or criminal contempt proceedings for failure to comply, (ii) when required to divulge such information by duly constituted governmental or regulatory authorities, or (iii) when so requested by the Trust. Records and other information which have become known to the public through no wrongful act of the Distributor or any of its employees, agents or representatives, and information that was already in the possession of the Distributor prior to receipt thereof from the Trust or its agent, shall not be subject to this paragraph.

Further, the Distributor will adhere to the privacy policies adopted by the Trust pursuant to Title V of the Gramm-Leach-Bliley Act or other applicable laws, rules or regulations, as such may be modified from time to time. In this regard, the Distributor shall have in place and maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of, records and information relating to the Trust and its shareholders.

9. Records

The Distributor shall keep records relating to the services to be performed hereunder in the form and manner, and for such period, as it may deem advisable and is agreeable to the Trust, and in a manner consistent with all applicable laws, rules and regulations, including, without limitation, Section 31 of the 1940 Act and the rules thereunder. The Distributor agrees that all such records prepared or maintained by the Distributor relating to the services to be performed by the Distributor hereunder are the property of the Trust and will be preserved, maintained, and made available in accordance with such applicable sections and rules of the 1940 Act and will be promptly surrendered to the Trust or its designee on and in accordance with its request.

10. Compliance with Laws

The Trust has and retains primary responsibility for all compliance matters relating to the Fund, including but not limited to compliance with the 1940 Act, the Internal Revenue Code of 1986, the Sarbanes-Oxley Act of 2002, the USA Patriot Act of 2001 and the policies and limitations of the Fund relating to its portfolio investments as set forth in its Prospectus and statement of additional information. The Distributor’s services hereunder shall not relieve the Trust of its responsibilities for assuring such compliance or the Board of Trustee’s oversight responsibility with respect thereto.

11. Term of Agreement; Amendment; Assignment

A.	This Agreement shall become effective with respect to each Fund listed on Exhibit A hereof as of the date hereof and, with respect to each Fund not in existence on that date, on the date that such Fund’s registration statement becomes effective with the SEC. Unless sooner terminated as provided herein, this Agreement shall continue in effect for two years from the date hereof; provided, that with respect to any Fund or class of Shares for which fees and expenses are paid to the Distributor pursuant to the Distribution Plan, this Agreement (i) shall continue in effect for a period of more than one year from the effective date hereof with respect to such Fund, and thereafter for successive one year periods, only so long as such continuance is specifically approved at least annually by the vote of the Board of Trustees of such Fund and the vote of the Trustees who are not “interested persons” of the Fund and have no direct or indirect financial interest in the operation of the Fund’s Distribution Plan or in any agreements related to the Distribution Plan (the “Independent Board Members”), cast in person at a meeting called for the purpose of voting on such approval, as required by Rule 12b-1 under the 1940 Act; (ii) may be terminated at any time, with respect to such Fund, without the payment of any penalty, by vote of a majority of the Independent Board Members or by a vote of a “majority of the outstanding voting securities” of such Fund on thirty (30) days written notice to the Distributor; and (iii) shall terminate automatically with respect to such Fund, effective on the day following termination of such Fund’s Distribution Plan pursuant to which all or a portion of the fees and expenses hereunder are paid.

B.	Notwithstanding the foregoing, this Agreement may be terminated, without the payment of any penalty upon mutual consent of the parties. If the Agreement is terminated or not renewed with respect to one or more Funds or classes thereof, it may continue in effect with respect to any Fund or class thereof as to which it has not been terminated (or has been renewed).

C.	The terms of this Agreement shall not be waived, altered, modified, amended or supplemented in any manner whatsoever except by a written instrument signed by the Distributor and the Trust. Any amendment must be approved either by the action of the Board of Trustees or at a meeting of the shareholders of the Trust by the affirmative vote of a “majority of the outstanding voting securities” of the Trust, and by a majority of the Independent Board Members, by a vote cast in person at a meeting called for the purpose of voting on such amendment. In the event that such amendment affects the Adviser, the written instrument shall also be signed by the Adviser.

D.	This Agreement will automatically terminate in the event of its “assignment.”

E.	As used in this Agreement, the terms “affiliate,” “majority of the outstanding voting securities,” “interested person,” and “assignment” shall have the same meaning as such terms have in the 1940 Act.

F.	Sections 7 and 8 shall survive termination of this Agreement.

12. Duties in the Event of Termination

In the event that, in connection with the termination at any time of this Agreement, a successor to any of the Distributor’s duties or responsibilities hereunder is designated by the Trust by written notice to the Distributor, the Distributor will promptly, upon such termination and at the expense of the Trust, transfer to such successor all relevant books, records, correspondence, and other data established or maintained by the Distributor under this Agreement in a form reasonably acceptable to the Trust, (if such form differs from the form in which the Distributor has maintained the same, the Trust shall pay any expenses associated with transferring the data to such form), and will cooperate in the transfer of such duties and responsibilities, including provision for assistance from the Distributor’s personnel in the establishment of books, records, and other data by such successor. If no such successor is designated, then such books, records and other data shall be returned to the Trust. The Trust agrees to pay the following fees: (a) all fees associated with converting services to a successor service provider and (b) all fees associated with any record retention and/or tax reporting obligations that may not be eliminated due to the conversion to a successor service provider, as well all out-of-pocket costs associated with (a) and (b) above.

13. [Reserved].

14. Governing Law

This Agreement shall be construed in accordance with the laws of the State of Wisconsin, without regard to conflicts of law principles. To the extent that the applicable laws of the State of Wisconsin, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control, and nothing herein shall be construed in a manner inconsistent with the 1940 Act or any rule or order of the SEC thereunder.

15. No Agency Relationship

Nothing herein contained shall be deemed to authorize or empower either party to act as agent for the other party to this Agreement, or to conduct business in the name, or for the account, of the other party to this Agreement. The Distributor shall be an independent contractor of the Trust and neither the Distributor nor any of its managers, officers, employees, representatives or agents as such, is or shall be an employee of the Trust. The Distributor is responsible for its own conduct and the employment, control and conduct of its managers, officers, employees, representatives and agents.

16. Services Not Exclusive

Nothing in this Agreement shall limit or restrict (1) the Distributor from providing services to other parties that are similar or identical to some or all of the services provided hereunder or (2) the Trust from selling Shares directly to investors through subscriptions received by the Trust or its agents. In addition, the rights given under this Agreement to the Distributor shall not apply to Shares issued by the Trust or any Fund in connection with (a) the merger, consolidation or reorganization of any other company with a Fund, (b) a Fund’s acquisition by purchase or otherwise of all or substantially all of the assets or stock of any other investment company, (c) the reinvestment in Shares by a Fund’s shareholders of dividends or other distributions or (d) any other offering by the Trust of Shares to its shareholders.

17. Invalidity

Any provision of this Agreement which may be determined by competent authority to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. In such case, the parties shall in good faith modify or substitute such provision consistent with the original intent of the parties.

18. Notices

Any notice required or permitted to be given by any party to the others shall be in writing and shall be deemed to have been given on the date delivered personally or by courier service, or three days after sent by registered or certified mail, postage prepaid, return receipt requested, or on the date sent and confirmed received by facsimile transmission to the other parties’ respective addresses as set forth below:

Notice to the Distributor shall be sent to:

Quasar Distributors, LLC

Attn: President

615 East Michigan Street

Milwaukee, Wisconsin 53202

notice to the Trust shall be sent to:

DoubleLine Funds Trust

c/o DoubleLine Capital LP

Attn: President

333 South Grand Avenue, Suite 1800

Los Angeles, CA 90071

and notice to the Advisor shall be sent to:

DoubleLine Capital LP

333 South Grand Avenue, Suite 1800

Los Angeles, CA 90071

19. Limited Recourse. The Distributor agrees that the obligations assumed by the Trust on behalf of the Funds pursuant to this Agreement shall be limited in all cases to the assets of the relevant Fund(s). The Distributor further agrees that it will not seek satisfaction of any obligation of the Trust or any Fund from any shareholders of the Trust or any Fund, from the Board of Trustees or any individual Trustee, or from any officer, employee or agent of the Trust or any Fund. The Distributor understands that the rights and obligations of each Fund, or series, under the Declaration of Trust of the Trust are separate and distinct from those of any and all other series.

20. Multiple Originals

This Agreement may be executed on two or more counterparts, each of which when so executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by a duly authorized officer on one or more counterparts as of the date first above written.

The parties hereby agree that the Distribution Services provided by Quasar Distributors, LLC will commence on                     , 2010 and in any event, on the day that the registration statement for the Funds becomes effective.

DOUBLELINE FUNDS TRUST	QUASAR DISTRIBUTORS, LLC

By:	By:

Name:	Name: James R. Schoenike

Title:	Title: President

DOUBLELINE CAPITAL LP, solely with respect to Section 5 hereof

By:

Name:

Title:

Exhibit A

to the

Distribution Agreement

Fund Names

Separate Series of DoubleLine Funds Trust

Name of Series

DoubleLine Total Return Bond Fund

DoubleLine Core Fixed Income Fund

DoubleLine Emerging Markets Fixed Income Fund

And any other Funds offered under the then current prospectus

A-1

Exhibit B

to the

Distribution Agreement

B-1

Exhibit C

to the

Distribution Agreement

Form of Dealer Agreement

C-1